Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) sets forth the terms and conditions of your employment with Ocular Therapeutix, Inc., and will be effective as of February 21, 2024 (the “Effective Date”). In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.            Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

(a)            Capacity. Executive shall serve the Company as Executive Chairman of the Board of Directors (the “Board”), shall report to the Board and shall have such duties and responsibilities as are customary for such position (which shall include leading the Board, leading the Company’s strategic reviews and guiding the Company’s C-Suite executives). The Chief Executive Officer of the Company shall report to the Board and to Executive in his capacity as Executive Chairman of the Board.

(b)            Devotion of Duties; Representations. During the Term of Executive’s employment with the Company, Executive shall devote Executive’s reasonable best efforts and substantially all of Executive’s business time and energies to the business and affairs of the Company. During the Term of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Company (by action of the Board), which approval shall not be unreasonably withheld and, for the avoidance of doubt, Executive’s board of directors position set forth on Exhibit A has been approved), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith, (ii) Executive shall be permitted to manage his personal investments, (iii) Executive shall be permitted to serve on non-for-profit boards and engage in civil and educational activities, provided, that, such service or engagement does not violate this Agreement or any other agreement between Executive and the Company, interfere with the performance of Executive's duties for the Company, or present a conflict of interest with the Company's business interest, and (iv) Executive will be eligible to participate in any policy relating to outside activities that is applicable to the senior executives of the Company and approved by the Board after the date hereof. Executive’s normal place of work will be remote in Arizona. However, Executive agrees to travel on any business of the Company as may be required for the performance of Executive’s duties. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.            Term of Employment.

(a)            Executive’s employment hereunder shall commence as of the Effective Date. Executive shall be employed at-will, meaning that subject to the provisions herein, either the Company or Executive may terminate Executive’s employment at any time for any legal reason.

(b)            Notwithstanding, Executive’s employment hereunder shall automatically be terminated upon the first to occur of the following:

(i)             Immediately upon Executive’s death;

(ii)            By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):

(A)            Following the Disability of Executive. “Disability” means that Executive is unable to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least three (3) months, as determined by a qualified physician that is mutually selected by the Company and Executive. Notwithstanding the foregoing, for any payments or benefits hereunder or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, such Disability must result in Executive becoming “Disabled” within the meaning of Section 409A(a)(2)(C). (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”); or

(B)            For Cause (as defined below); or

(C)            Without Cause;

(iii)           By Executive:

(A)            At any time by written notice to the Company, effective thirty (30) days after the date of such notice, which notice period the Company may waive in whole or in part at its sole discretion; or

(B)            By written notice to the Company with Good Reason (as defined below), effective on the date specified in such notice.

The period of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(c)            Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued refusal by Executive to follow a lawful and material directive of the Board (other than such a refusal as a result of physical or mental disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise shall adversely affect Executive’s ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (iv) the material breach of a fiduciary duty to the Company; or (v) the material breach by Executive of any of the provisions of this Agreement, provided that any breach of Executive’s obligations with respect to Sections 5 or 6 of this Agreement, subject to the cure provision in the next sentence, shall be deemed “material.” In respect of the events described in clauses (i) and (v) above, the Company shall give Executive notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its sole good faith discretion. Poor performance shall not in and of itself be Cause. Executive shall not be terminated for Cause as a result of actions or inactions in accordance with instructions from the Board or counsel to the Company. Executive may only be terminated for Cause following a good faith determination by a majority of the Board (excluding Executive) as documented in writing and after Executive is provided with the reasonable ability to appear before the Board.

(d)            Definition of “Good Reason”. For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from Executive within ninety (90) days following the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has expressly consented in writing to the condition that would otherwise be a basis for Good Reason. Further, Executive needs to resign within 30 days after the Company has failed to cure the Good Reason(s):

(i)             A change required by the Company in the principal location at which Executive provides services to the Company to a location more than thirty (30) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require him to work at a location other than Executive’s principal location for a reasonable period of time;

(ii)            A material adverse change by the Company in Executive’s title, duties, authority or responsibilities as Executive Chairman of the Company which causes Executive’s position with the Company to become of materially less responsibility or authority, including (A) following a Corporate Change, Executive’s no longer being Executive Chairman of a publicly traded entity where such change is not remedied within ten (10) business days after written notice thereof by Executive or (B) any failure of the Board to reappoint Executive as Executive Chairman or renominate Executive for election as a member of the Board;

(iii)           A reduction in Executive’s Base Salary or Target Bonus Percentage;

(iv)           A material breach of this Agreement, any material equity award agreement or other written compensation agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive; or

(v)            Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.

(e)            Definition of “Corporate Change”. For purposes of this Agreement, “Corporate Change” shall mean the occurrence of any of the following events:

(i)             the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e) the following acquisitions shall not constitute a Corporate Change: (A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x), (y) and (z) of Section 2(e)(iii) of this definition;

(ii)            a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)           the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”), (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination) and (z) immediately following a Business Combination, a majority of the Board of the Acquiring Entity consists of persons who were directors of the Company immediately prior to the Business Combination.

For purposes of the payment of any payments or benefits hereunder (including pursuant to Section 4(b) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)             Resignation from Other Positions. If, as of the date that Executive’s employment terminates for any reason, Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), Executive shall immediately relinquish and/or resign from any such board memberships, offices and positions as of the date Executive’s employment terminates. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

3.            Compensation.

(a)            Base Salary. Executive’s base salary during the Term shall be at the rate of $540,000 per year (the “Base Salary”), subject to annual review for increase but not decrease. Executive’s Base Salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law. Any increased amount of Base Salary shall be treated as the Base Salary for purposes of this Agreement.

(b)            Bonus. In addition to the Base Salary, the Company shall pay Executive an annual bonus (the “Bonus”) as determined by the Board based on the level of achievement of the corporate goals for all Company senior executive officers, which determination shall be made solely in the good faith reasonable discretion of the Board (it being understood that Executive’s target annual bonus shall be 65% of Base Salary, subject to review for increase but not decrease (the “Target Bonus Percentage”)), and subject to higher or lower payment based upon performance. Except as provided herein, Executive must be an active employee of the Company as of December 31 of the relevant calendar year in order to be eligible for and to earn any Bonus for that year. Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was approved by the Board and earned.

(c)            Equity Grants.

(i)             Stock Option Grant. As a material inducement to Executive entering into employment with the Company, the Company shall grant to Executive on February 22, 2024 (the “Grant Date”) an option to purchase 1,282,469 shares of the Company’s common stock (the “Initial Option”). The Initial Option (A) is subject to adjustment for stock splits, combinations or other recapitalizations, (B) will have an exercise price per share equal to the last reported sale price per share of the common stock on the Nasdaq stock exchange on the Grant Date of the Initial Option, (C) will be granted under the Company’s 2019 Inducement Stock Incentive Plan, as amended (the “2019 Inducement Plan”), as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), (D) will be a non-qualified stock option for United States tax purposes, (E) will vest in equal monthly installments beginning on the Effective Date and ending on the fourth anniversary of the Effective Date and (F) will be subject to all of the terms and conditions set forth in the 2019 Inducement Plan and a written agreement covering the Initial Option, provided that the Initial Option agreement shall provide that the exercise price of the option may be satisfied through a “net exercise” as described in Section 5(e)(4) of the 2019 Inducement Plan (such option agreement attached hereto as Exhibit B).

(ii)            Restricted Stock Unit Grant. As a material inducement to Executive entering into employment with the Company, the Company shall grant to Executive on the Grant Date a restricted stock unit award with respect to 854,979 shares of the Company’s common stock (the “Initial RSU”). The Initial RSU (A) is subject to adjustment for stock splits, combinations or other recapitalizations, (B) shall be granted under the 2019 Inducement Plan as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), (C) will vest in equal quarterly installments beginning on the Effective Date and ending on the third anniversary of the Effective Date and (D) will be subject to all of the terms and conditions set forth in the 2019 Inducement Plan and a written agreement covering the Initial RSU (such RSU agreement attached hereto as Exhibit C).

(iii)           Annual Equity Awards. Executive is eligible for annual equity awards, subject to the approval of the Board and on such terms and conditions as the Board shall determine, provided that such annual equity awards shall in all events be granted with respect to at least the same number of shares of Company common stock (and same proportion of types of equity awards) and with at least as favorable vesting and exercisability as the annual equity awards granted by the Company to the Chief Executive Officer.

(d)            Fringe Benefits. Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company, provided, that, Executive shall be treated no less favorably than other Company senior executive officers. Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination, subject to applicable law. Executive shall be eligible to take up to 20 days of paid vacation during each year of the Term, subject to the accrual described in the following sentence, to be taken at such time or times as shall be mutually convenient and consistent with Executive’s duties and obligations to the Company. The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month. Vacation is at all times subject to the Company’s Time-Off Policy, which the Company may change periodically in its sole discretion.

(e)            Reimbursement of Expenses. During the Term, Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v). Executive shall be permitted to travel business class and shall be reimbursed, if applicable, by the Company on a tax-neutral basis to Executive.

(f)             Legal Fees. The Company shall pay directly or reimburse Executive for legal fees reasonably incurred by Executive in the negotiation of this Agreement, not to exceed $55,000, within 30 days following receipt of an invoice therefor, which reimbursement shall be reduced by applicable tax and other withholdings.

(g)            Indemnification. Executive shall be covered by all applicable indemnification and expense advancement policies of the Company applicable to members of the Board and senior executive officers generally and shall also be covered by any directors’ and officers’ liability insurance policy applicable to members of the Board or senior executive officers of the Company.

4.            Severance Compensation

(a)            In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate or beneficiaries, if applicable) (i) such portion of Executive’s Base Salary as has accrued prior to such termination and have not yet been paid, (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination, (iii) the amount of any Bonus previously granted to Executive by the Board but not yet paid for the prior fiscal year, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred, (iv) any amounts for accrued but unused vacation days (as provided above) and (v) any vested or accrued benefits under the Company’s employee benefits plans (the “Accrued Obligations”). Such Accrued Obligations shall be paid as follows: (A) for (i) and (iv), the earlier of the next payroll date of the Company following the date of termination and such date as is required by law, (B) for (iii), when Bonuses are paid to other senior executive officers of the Company, (C) for (ii), under the Company’s expense reimbursement policy and (D) for (v), under the terms of the applicable employee benefit plans of the Company.

(b)            In the event that Executive’s employment hereunder is terminated (i) by Executive with Good Reason, (ii) by the Company without Cause or (iii) on account of Executive’s death or Disability, the Company shall pay to Executive the Accrued Obligations. In addition, the Executive shall be eligible for the severance benefits set forth in Sections 4(b)(i)-4(b)(iii) below as further described therein. The receipt of any severance benefits provided in this Section shall be dependent upon Executive’s execution and non-revocation of a separation and general release of claims agreement in a form attached hereto as Exhibit D (the “Release”). The Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment, or such earlier date as determined by the Company. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date of the Executive’s termination and an effective Release (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the calendar year in which Executive’s employment terminates, the Payment Date shall be no earlier than January 1 of such subsequent calendar year, but in any event on the first payroll date following the date of Executive’s termination and an effective Release in such subsequent calendar year.

(i)             Base Salary; Bonus. In the event that Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, and in either case such termination occurs outside of a Protected Period (as defined below), the Company shall continue to pay Executive his then Base Salary (not taking into account any reduction to Base Salary which would constitute Good Reason), less applicable taxes and withholdings, for twelve (12) months following Executive’s termination in accordance with the Company’s payroll practice, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination. In the event that Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, and in either case such termination occurs during the period commencing on the date ninety (90) days prior to the closing of a Corporate Change and ending twelve (12) months following a Corporate Change (the “Protected Period”), the Company shall pay Executive an aggregate amount equal to (A) eighteen (18) months of Executive’s then Base Salary (not taking into account any reduction to Base Salary which would constitute Good Reason) and (B) one and one-half times his Target Annual Bonus (not taking into account any reduction to the Target Annual Bonus which would constitute Good Reason) for the year in which the termination of employment occurs, less applicable taxes and withholdings, in a lump sum on the Payment Date. In the event of a termination during the Protected Period that occurs prior to the occurrence of a Corporate Change such that the Payment Date occurs prior to the occurrence of the Corporate Change, (x) following the occurrence of the Corporate Change, the Company shall pay Executive the Protected Period Severance Amount following the Corporate Change, less any severance payments made previously under this Section 4(b)(i) and (y) if necessary to comply with the provisions of Code Section 409A (as defined below) certain severance payments shall continue to be made in installments.

(ii)            Equity Awards. In the event that Executive’s employment is terminated by Executive with Good Reason, by the Company without Cause, or on account of Executive’s death or Disability, the following shall apply:

(A)          Any equity grants that vest solely based on Executive’s continued performance of services shall become vested, exercisable and nonforfeitable as of the Payment Date with respect to the portion of such award that would have vested, become exercisable or become nonforfeitable within the 12 month period following the date of termination, provided that with respect to the Initial Option and the Initial RSU, the portion of such awards that would have vested, become exercisable or become nonforfeitable within the 24 month period following the date of termination shall become vested, exercisable and nonforfeitable as of the Payment Date. Notwithstanding the foregoing, if the termination occurs during the Protected Period, one hundred percent (100%) of Executive’s then outstanding unvested equity awards that vest solely based on Executive’s continued performance of services shall vest, become exercisable and nonforfeitable, as of the Payment Date.

(B)           The Initial Option shall be exercisable for a period of 24 months following the date of termination.

(C)           For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to this Agreement.

(iii)           COBRA. In the event that Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the law known as COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, as well as any administrative fee, for twelve (12) months if the termination occurs outside of the Protected Period or eighteen (18) months if the termination occurs during the Protected Period, subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the premium payments contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer. The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

(c)            The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in this Section 4. In no event shall Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not Executive obtains other employment, except as provided in Section 4(b)(iii).

(d)            Compliance with Section 409A. Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment. The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:

(i)             It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)            If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)           If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)            Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(B)            Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4(d)(iii)(A) above and that would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(iv)           The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(v)            All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi)           The parties intend that the payments and benefits under this Agreement shall be exempt from or shall comply with Section 409A and this Agreement shall be interpreted consistent with such intent. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(e)            Modified Section 280G Cutback.

(i)             Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive. For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(ii)            Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(iii)           For purposes of this Section 4(e) the following terms shall have the following respective meanings:

(A)            “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(B)            “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iv)           Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv). Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable. Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable. In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(v)            The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(vi)           The provisions of this Section 4(e) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments. For purposes of this Section 4(e), the references to Company determinations shall mean determinations made by a nationally recognized law firm, accounting firm or compensation consulting firm selected by the Company in its reasonable good faith discretion.

5.            Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement.

Executive acknowledges and agrees that Executive must, as a condition of Executive’s employment, execute, within ten (10) business days following the Effective Date (but in no event prior to the Effective Date), the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit E (the “Restrictive Covenants Agreement”) indicating Executive’s agreement to all of Executive’s obligations thereunder. Executive further acknowledges that the Executive’s receipt of the equity awards as set forth in Section 3(c) above and Executive’s eligibility for the severance benefits described in Section 4(b) above is contingent on Executive’s agreement to the post-employment non-competition provisions set forth in the Restrictive Covenants Agreement. Executive further acknowledges that such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligations and that Executive was provided at least ten (10) business days to review the Restrictive Covenants Agreement.

6.            Records. As soon as practicable following termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession (other than de minimis items) including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, except such Company property as Executive is permitted to retain pursuant to Section 1(b) of the Restrictive Covenants Agreement. Notwithstanding the foregoing, the Executive shall be permitted to retain his personal calendar, personal contacts (that existed prior to his employment with the Company) and personal correspondence, provided that such documents do not contain any Proprietary Information (as defined in the Restrictive Covenants Agreement). Additionally, Executive shall be permitted to retain any information or documentation reasonably needed for purposes of his tax returns.

7.            No Conflicting Agreements. Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement.

8.            Conditions to Employment. Executive shall, from time to time during employment as determined by the Company in its sole good faith discretion, be available for and cooperate with the Company in obtaining background checks on Executive, including providing any and all consents necessary to the accomplishment of the foregoing. Executive’s employment is also conditioned on Executive’s provision of proof of Executive’s identity and right to work in the United States, as required by federal law.

9.            General.

(a)            Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:

If to the Company:	Ocular Therapeutix, Inc.

24 Crosby Drive
Bedford, MA 01730
USA
Attention: VP, Human Resources
Telephone: (781) 357-4000

With an email copy to:

VP, Human Resources: hr@ocutx.com

VP, Law Department: law@ocutx.com

If to the Company:	Dr. Pravin Dugel

Address on File with the Company

With an email copy to:

Michael S. Katzke

[**]

Joshua M. Miller

[**]

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)            Entire Agreement. This Agreement, together with any referenced agreements incorporated herein, including the Restrictive Covenants Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)            Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)            Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)            Assignment. The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. Any amounts otherwise due to Executive (or his beneficiaries) following his death shall be paid to such beneficiaries or Executive’s estate.

(f)             Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)            Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)            Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(a) hereof.

(i)             Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)             Headings and Captions; Interpretation. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k)            No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l)             Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)           Survival. The provisions of Sections 4, 6, and 9 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms. For the avoidance of doubt, the Restrictive Covenants Agreement and any applicable equity award agreement shall also survive the termination of this Agreement and Executive’s employment hereunder.

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IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Antony Mattessich
Name:	Antony Mattessich
Title:	President and Chief Executive Officer

Agreed and Accepted

/s/ Pravin Dugel
Name:	Dr. Pravin Dugel